Exhibit 99.2

THE INVENTURE GROUP, INC.  ANNOUNCES

THE APPOINTMENT OF TERRY MCDANIEL TO PRESIDENT & CEO

PHOENIX, Ariz. – May 9, 2008 – The Inventure Group, Inc. (NASDAQ: SNAK) reported today that the Board of Directors is pleased to announce the appointment of Terry McDaniel to the position of President and CEO, effective May 19, 2008, replacing Eric Kufel.

Mr. McDaniel joined the company in April of 2006 as COO. He is a highly regarded snack food industry veteran who brings the company over 20 years of consumer products leadership experience. He has an exemplary track record of success in leadership roles including President and CEO of Wise Foods, Inc., an approximately $400 million snack food manufacturer and distributor, Vice President of Sales and Marketing for Wise Foods, Inc., and Vice President of Sales for Haagen-Dazs Company, Inc., where he led all direct store delivery operations and trade marketing. Prior to these leadership positions, he held sales leadership positions for companies such as the Nestle Corporation, Tropicana Products, Inc. and Unilever. Mr. McDaniel also serves on several Industry associations including serving on the Chairman Advisory Council for the Grocery Products Association of America and serving as First Vice Chairman of the Snack Foods Association.

During his tenure as COO of The Inventure Group, Mr. McDaniel has been responsible for all day to day operations of both the Snack and Fruit divisions. He has focused on creating platforms for growth, improving operational efficiencies, strengthening organizational effectiveness and positioning the Company for driving future shareholder value.

“I am thrilled and honored to take over from Eric. He has provided solid leadership to the Company and I look forward to continuing to drive performance.” said Mr. McDaniel. “We have put together a terrific management team and are starting to show good results as evidenced by our first quarter numbers. We have established three great platforms for growth in frozen fruit, warehouse snacks and “better for you” snacks led by our Boulder Canyon™ Natural Foods brand. I would personally like to thank our associates, Directors, and shareholders for their continued support. I would also like to thank Eric for his support and the many contributions he made building this Company.”

Mr. Kufel returned to the Company in December of 2005 as interim CEO after a brief sabbatical with a mandate to build a new leadership team and return the Company to profitability. He will remain in an advisory role with the Company for a period of time.

“I am pleased with the progress made since I returned to the Company”, said Mr. Kufel. “During the past year we made a successful acquisition with Rader Farms, secured a major new licensing partner with BURGER KING™, delivered exceptional growth in our potato chip brands, led by Boulder Canyon™ Natural Foods and strengthened the organization. I am fully confident under Terry’s leadership combined with a strong management team and intensely different associates, this team will take the organization to new heights”.

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, BURGER KING™, Rader Farms®, Boulder Canyon™ Natural Foods, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.